EXHIBIT 5

                       [Letterhead of The Otto Law Group]


                                 April 19, 2004


Steve Careaga
Chief Executive Officer
NANNACO, Inc.
7235 North Creek Loop
Gig Harbor, WA  98335

         Re: Registration of Common Stock of NANNACO, Inc., a Texas corporation ("NANNACO").

Ladies and Gentlemen:

         For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 11,00,000 shares of common stock of NANNACO in connection with the consulting agreement between NANNACO and James
J. Taylor, C.P.A. we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and non-assessable shares of NANNACO's common stock.

         As the shares under the agreement which are subject to this opinion are issued under a registration statement pursuant to the Securities Act, they may be issued free and clear of all restrictions.

         We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.


                                                   Very truly yours,

                                                   THE OTTO LAW GROUP, PLLC

                                                   /s/ The Otto Law Group, PLLC




                                       14